Exhibit 2

Third AMENDMENT, Release and Termination of Pledge Agreement

This Third Amendment to Pledge Agreement is entered into this 12th day of July, 2011. Reference is made to that certain Share Pledge Agreement (the “Pledge Agreement”) dated November 6, 2007, between Hanqiao Zheng as Pledgor and Carlyle Asia Growth Partners III, L.P., a limited partnership (“CAGP”) and CAGP III Co-Investment, L.P. (“CAGP Co”) both of whom are limited partnerships organized under the laws of the Caymen Islands and known under the Pledge Agreement as the “Secured Party” and in this agreement as the Secured Parties and to that certain First Amendment to Pledge Agreement made in December 2008 (the “First Amendment”) among Zheng, the Secured Party and Guohua Ku (“Ku”) and to that certain Second Amendment to Pledge Agreement and Partial Release made in August 2010 between the Secured Party and Ku (the “Second Amendment”). (each a "Party" and collectively the "Parties")

WHEREAS, in the Second Amendment, the Parties have agreed to a partial release of the Pledged Shares and reduced the number of Pledged Shares from 9,653,471 Common Shares to 4,716,574 Common Shares, which is 25% of the Common Shares then held by the Pledgor, and

WHEREAS, the “Pledged Shares” under that agreement have at all times since the Second Amendment been in the possession of Ku and together with the certificates therefore are presently in the possession of Ku, and

WHEREAS, the Parties have agreed the pledge of certain of the Pledged Shares under the Pledge Agreement and the security interests in such shares provided thereunder are no longer necessary, and

WHEREAS, the Parties further have agreed that it is in the best interest of all parties to this Agreement, that the Pledge Agreement is to be further amended, all the Pledged Shares are to be released and the Pledged Agreement (as amended) is to be terminated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1.          The Pledged Shares in the Pledge Agreement and its First and Second Amendments shall as of the date of this Agreement be reduced from 25% to 0% of the Common Shares held by the Pledgor. Parties agree that the number of Pledged Shares is hereby reduced from 4,716,574 Common Shares to 0 Common Shares. In consideration of all the Pledged Shares having been released, the Parties agree that the Pledge Agreement (as amended) is hereby terminated as of the date of this Agreement.

2.          Each of Ku on one hand and each of CAGP and CAGP Co., as a Secured Party, on the other acknowledges to the other that it has no claims with respect to the collateral or otherwise arising under the Pledge Agreement or the First and Second Amendments and each hereby releases the other from all possible claims which might arise in the future with respect to those agreements in connection with the released shares in this Agreement.

3.          Ku acknowledges that he has possession of the Pledged Shares and all certificates reflecting the Pledged Shares.

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4.          The Parties acknowledge that there was and is no Additional Collateral as that term is defined in the Pledge Agreement.

5.          This Agreement may be executed in any number of counterparts each of which shall constitute an original but all of which when taken together shall constitute but one contract.

6.          This amendment and termination shall be governed by and construed in accordance with the laws of the State of New York without respect to any principles of conflict of law.

7.          The Parties agree to execute any other documents necessary to carry out the purposes of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Third Amendment and Termination Agreement to be executed as of the date first above written.

By:
Guohua Ku

CARLYLE ASIA GROWTH PARTNERS III, L.P.

By:

Name:

Title:

CAGP III Co-Investment, L.P.

By:

Name:

Title:

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